Registration Statement No. 333-127963-03



                        DaimlerChrysler Auto Trust 2006-C
                                 Issuing Entity




                                Final Term Sheet

                                 $1,522,900,000
                   Class A-2, Class A-3, Class A-4 and Class B
                               Asset Backed Notes




                 DaimlerChrysler Financial Services Americas LLC
                   Sponsor, Originator, Depositor and Servicer


     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.

     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             FREE WRITING PROSPECTUS

                               September 26, 2006

                        DaimlerChrysler Auto Trust 2006-C

            Distributions payable monthly, beginning November 8, 2006

                         Trade Date: September 26, 2006

                        Settlement Date: October 2, 2006
                              _____________________

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on November 8, 2006.

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                                                         Total Notes Issued(1)(5)

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    Class            Size        Rating         Price(3)      Coupon      Yield    Weighted    Expected     Legal          Cusip
                                (Moody's/                                           Average     Final    Final Date
                                  S&P)                                              Life to    Payment
                                                                                     Call       Date(4)
                                                                                  (Years)(4)
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
A-1 Notes((2))    $504,000,000   P-1/A-1+             n/a    5.33399%     n/a        0.27      Apr. 2007   Oct. 2007    233875 AE3
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A-2 Notes         $560,000,000   Aaa/AAA        99.99955%       5.25%     5.308%     0.95      Mar. 2008    May 2009    233875 AA1
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A-3 Notes         $503,000,000   Aaa/AAA        99.99234%       5.02%     5.077%     1.90      Mar. 2009   Jul. 2010    233875 AB9
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A-4 Notes         $399,100,000   Aaa/AAA        99.97781%       4.98%     5.040%     3.01      Feb. 2010   Nov. 2011    233875 AC7
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B Notes            $60,800,000     A1/A         99.98989%       5.11%     5.168%     3.35      Feb. 2010   Apr. 2013    233875 AD5
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Total Notes     $2,026,900,000     n/a     $1,522,764,243       n/a         n/a       n/a         n/a         n/a          n/a
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(1)  All of the notes issued will be generally ERISA eligible, subject to important considerations described in the prospectus supplement.
(2)  The A-1 notes are not being offered publicly or in this document.
(3)  Plus accrued interest from October 2, 2006.
(4)  At an ABS rate of 1.40%, and assuming the Servicer exercises its 10% clean-up call right.
(5)  Bloomberg ticker: DCAT.
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